Exhibit 10.2
American Equity Investment Life Holding Company
Short-Term Performance Incentive Plan

I.	PURPOSE

A.General.  In an effort to maintain a position of leadership in the industry in which American Equity Investment Life Holding Company (the “Company”) competes, it is necessary to promote financial interests of the Company and its Subsidiaries, including its growth, by attracting and retaining certain highly qualified employees possessing outstanding ability, motivating such employees by means of performance related incentives, and providing incentive compensation opportunities that are competitive with those of major corporations. The American Equity Investment Life Holding Company's Short-Term Performance Incentive Plan (the “Plan”) hereinafter described is designed to assist the Company in attaining these objectives.

B.Cash Bonus Plan.  The Plan is not intended to be (and shall not be construed and administered as) an employee benefit plan within the meaning of ERISA. Incentive Awards under this Plan are intended to be discretionary and shall not constitute a part of an employee's regular rate of pay.

C.Section 409A.  The Plan is intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”).

II.	PLAN ADMINISTRATION

A.Plan Administration.  The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in this Plan to the Committee. This Plan is not intended to modify or limit the powers, duties or responsibilities of either the Board or the Committee as set forth under the Company's Certificate of Incorporation. Determinations, decisions and actions of the Company or, if applicable, the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant. No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Incentive Award made under the Plan.

B.Specific Authority of the Committee.  The Committee shall have the sole authority and responsibility to review annually management's recommendations for the Selected Performance Objectives and Selected Performance Factors under the Plan, to select the Selected Performance Objectives and Selected Performance Factors for an Award Year, and to otherwise administer Incentive Awards payable to Participants, including Covered Awards.

C.Non-Assignability.  A Participant's rights and interests in and to payment of any Incentive Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor's processes.

D.Amendment or Termination. The Plan may at any time be amended, modified, or terminated, as the Committee in its discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant. The Committee may amend the Selected Performance Objectives and/or the Selected Performance Factors as well as any Incentive Award (including increasing, decreasing or eliminating any or all Incentive Awards for an Award Year) prior to the payment thereof to the extent it deems appropriate for any reason, including compliance with applicable securities laws. Notwithstanding the foregoing, to the extent the Committee has expressly designated an Incentive Award as a Covered Award, the Committee will not have any authority to amend or modify the terms of any Covered Award in any manner that would impair its deductibility under Section 162(m) of the Code.

Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that an Incentive Award may be subject to Section 409A, the Committee may reserve the right (without any obligation to do so or to indemnify any Participant for failure to do so) to adopt such amendments to the Plan and the applicable agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Incentive Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Incentive Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section.

E.No Contract of Employment.  Neither the Plan, nor any Incentive Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Subsidiary or continue in any position or at any level of compensation.

F.Controlling Law.  Except in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company's jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Iowa, notwithstanding the conflicts of laws principles of any jurisdictions.

G.Compliance with Section 162(m) of the Code.  To the extent any provision of the Plan or an Incentive Award or any action of the Committee or the Company as it relates to a Covered Award may result in the application of Section 162(m)(1) of the Code to compensation payable to a Covered Employee, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable to the Committee.

H.Unfunded, Unsecured Obligation.  A Participant's only interest under the Plan shall be the right to receive a payment of either cash or Stock or a combination of cash and Stock for an Incentive Award pursuant to the terms of the Incentive Award and the Plan. No portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a Participant acquires a right to receive a payment of cash and/or Stock under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant will be implied.

III.	DEFINITIONS

Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings:
A.Award Year - The fiscal year for which Incentive Awards, if any, are calculated under the Plan.

B.Base Salary - means a Participant's annual rate of base salary (without deduction for amounts deferred under any Deferred Compensation Agreement between the Company and the Participant) in effect at the time eligibility for participation for an Award Year is determined (but not later than 90 days following the beginning of such Award Year), or, if participation under the Plan commences during the Award Year, at such later commencement of participation, and without regard to any salary reduction agreement to make pre-tax elective contributions under any qualified Code Section 401(k) Plan or Code Section 125 cafeteria plan (including any HMO premium deductions).

C.Board - The Board of Directors of the Company.

D.“Change in Control” - means the occurrence of any one of the following events:

i.
any “person” (as defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company's then outstanding securities; or

ii.
during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii), or (iv) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

iii.
the stockholders of the Company approve and the Company consummates a merger other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

iv.the Company consummates a sale of all or substantially all of the assets of the Company or the stockholders of the Company approve a plan of complete liquidation of the Company.

E.Code - The Internal Revenue Code of 1986, as from time to time amended, including any related regulations.

F.Committee - the Compensation Committee of the Board of Directors of the Company, comprised (to the extent the Plan is intended to satisfy the requirements of Section 162(m) of the Code) solely of two or more outside directors meeting the requirements of Section 162(m) of the Code.

G.Company - American Equity Investment Life Holding Company.

H.Covered Award - An Incentive Award (i) that will be paid to a Covered Employee, (ii) that the Committee expressly designates as performance-based compensation and intends to be fully deductible under Section 162(m) of the Code, and (iii) that will be paid following the shareholder approval required by Section 162(m)(4)(C)(ii) of the Code.

I.Covered Employee - An individual who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

J.Employer - The Company and any Subsidiary that, with the approval of the Committee, has adopted this Plan.

K.ERISA - The Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.

L.Fair Market Value - The Fair Market Value of a share of Stock, as of any date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote), as determined by (a) the closing price of the Stock if the Stock is listed, admitted to unlisted trading privileges or reported on the New York Stock Exchange, any foreign or national securities exchange or on the Nasdaq Global Market or an equivalent foreign market on which sale prices are reported; (b) if the Stock is not so listed, admitted to unlisted trading privileges or reported, the closing bid price as reported by the Nasdaq Capital Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or (c) if the Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

M.Incentive Award - The dollar value of an award made to a Participant as determined under the Plan.

N.Incentive Opportunity - The amount, stated as a percentage of a Participant's Compensation, determined with respect to an Award Year (or partial Award Year in the case of participation for a partial year), that will be included in a Participant's Incentive Award formula under Paragraph V(A) of the Plan. The Incentive Opportunity upon which any Covered Award is based will be determined solely by the Committee.

O.Participant - Each employee of an Employer who is designated as a Participant for an Award Year by the Committee.

P.Performance Objectives - One or more objectively determinable measures established at the beginning of an Award Year pursuant to Paragraph II(B), related to invested assets, gross production, commissions, net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), return ratios (including return on assets, return on average equity, return on investment and return on sales), cash flows, market share, cost reduction goals, margins (including one or more of gross, operating and net income margins), stock price, total return to stockholders, economic value added, working capital and productivity improvements, and implementation or completion of critical projects. Performance Objectives may be described in terms of Company, Subsidiary or business unit performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria. Performance Objectives with respect to the Performance Incentive Component shall be stated in terms of Threshold, Target and Maximum levels. For other than Covered Awards, the Committee may add other Performance Objectives not specifically listed above.
Q.Plan - The American Equity Investment Life Holding Company Short-Term Performance Incentive Plan, as evidenced by this written instrument as may be amended from time to time.

R.Selected Performance Factors - The numerical factors (expressed as a percentage) established pursuant to Paragraph II(B) relating to the Plan's Selected Performance Objectives for the Award Year and corresponding to the actual achievement of the Threshold, Target and Maximum Selected Performance Objectives (each as described in III(S)) for such Award Year. If the actual achievement of the Selected Performance Objective for an Award Year, as determined by the Committee shortly after the Award Year, is between the Threshold and Target or Target and Maximum Objectives, the Selected Performance Factor will be the amount determined by linear interpolation between the two corresponding Threshold, Target or Maximum Selected Performance Factors.

S.Selected Performance Objectives - One or more Performance Objectives selected for an Award Year. Subject to the provisions of Article VIII with respect to a Covered Award, the Committee shall establish at the beginning of an Award Year the Selected Performance Objectives, including the “Threshold”, “Target” and “Maximum” levels with respect to any Covered Award.

T.Stock - Shares of common stock of the Company, par value $1 per share.

U.Subsidiary - Any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 50% interest.

IV.	PARTICIPATION

A.Participants.  Participants will be determined annually by the Committee who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the creation of value for the Company and its stockholders. Designation as a Participant will apply only for the Award Year for which the designation is made and may include a partial year.

B.Termination of Employment.  In order to be entitled to receive an Incentive Award for an Award Year, a Participant must be actively employed or on an approved leave of absence as of the last day of the Award Year; however, the Committee may in its sole discretion pay an Incentive Award to a Participant who has terminated employment but only if and to the extent the Performance Objectives for such Award Year are achieved.

V.	COMPUTATION OF INCENTIVE AWARDS

A.Performance Incentive Component.  Subject to Paragraph C, a Participant's Incentive Award for an Award Year under the Performance Incentive Component will be an amount equal to the product of the following:

i.	The Participant's Incentive Opportunity;

ii.	The Participant's Base Salary; and

iii.	The sum of the Selected Performance Factors for the Award Year.

The Committee shall approve, and include in its minutes, a list of Participants specifying the Incentive Opportunity for each Participant, the Selected Performance Factors for the Award Year (with weightings between Selected Performance Factors where appropriate) and, for the avoidance of doubt, an illustrative calculation of the Performance Incentive Component.
B.Production Incentive Component. Subject to Paragraph C, a Participant's Incentive Award for an Award Year under the Production Incentive Component will be an amount equal to the product of the following:

i.	The Company's level of Gross Production;

ii.	The associated percent of Gross Production creating the Production Incentive Pool;

iii.	The percent of the Production Incentive Pool earned as determined by the Production Incentive Component Matrix;

iv.	70% (the portion of the Production Incentive Pool allocated to Participants); and

v.	the Participant's Base Salary divided by the Total Base Salaries for Participants.

The Committee shall approve, and include in its minutes, a list of Participants, the Production Incentive Pool Matrix (with related Production Incentive Pool percentage and Performance Objectives), and, for the avoidance of doubt, an illustrative calculation of the Production Incentive Component.
The remaining 30% of the Production Incentive Pool is available for distribution by the Company to a broader group of key leaders, but may also be allocated in whole or in part to Participants participating in the 70% portion described above. Such distribution will be based on the Employee's contribution to the creation of value for the Company and its stockholders as determined by the Company in its sole discretion.
C.Covered Awards.  A Covered Award shall be the greater of the Incentive Award determined under Paragraphs A and B or an Award determined solely on the basis of one or more financial Performance Objectives as established by the Committee prior to the Award Year (or at such later date as may be permissible under Code Section 162(m)), subject to the Committee's discretionary authority under Paragraph VIII(C) to reduce the amount of a Covered Award.

D.Classification Changes. Appropriate adjustments and computations, including computations for a partial Award Year, may be made by the Committee to reflect changes in a Participant's job classification, or Selected Performance Factors during an Award Year.

E.Change in Control. Notwithstanding the foregoing provisions of this Article V or the provisions of Articles VI or VIII, upon the occurrence of a Change in Control, each Participant who has not yet then terminated employment with the Company and any Subsidiaries shall be paid his or her Incentive Award, in cash, at the target level of performance or, if greater, at the actual level of performance (on a pro rata basis in the case of performance thresholds determined in respect of a full year) for the portion of the Award Year preceding the Change in Control.

VI.	PAYMENT OF INCENTIVE AWARDS

A.Cash Payment.  70% of any Performance Incentive Component Award and 100% of any Production Incentive Component Award will be made in cash as soon as practicable following the end of the Award Year (and, in any event, by the 15th day of the third month following the calendar year in which occurs the end of the Award Year) without interest. Subject to the approval of the Committee, cash payments for a portion of the total cash payments reasonably expected to be earned for an Award Year may be paid in December prior to the end of the Award Year. In the event that, upon the final determination by the Committee of cash Incentive Awards payable to Participants pursuant to the Plan for an Award Year, an amount was paid prior to the end of the year that was in excess of the final determined amount, such excess amount shall be repaid to the Company by such Participant as soon as possible or the Company shall deduct such excess amount from any future salary amounts payable to the Participant.

B.Stock Award.  30% of any Performance Incentive Component Award will be made in restricted Stock having an equal value, as determined by the Fair Market Value of the shares of Stock on the date the Committee approves payment of Incentive Awards. All such shares of Stock will be granted under the Company's 2009 Employee Incentive Plan, as amended. Such restricted Stock will vest in full on the date three years following the date the Committee approves the payment of the Incentive Award, provided that the Participant remains employed by the Company through this date and satisfies any other applicable conditions under the 2009 Employee Incentive Plan. Notwithstanding the foregoing, (i) if a Participant dies before the end of the three-year period, the shares will vest upon death and be immediately distributed to the Participant's estate and (ii) if the Participant terminates his employment with the Company before the end of the three-year period but after the age of 65 and following 10 years of service with the Company, the shares will not be forfeited upon termination and will continue to vest at the end of the three-year period notwithstanding the termination. All such Awards will be evidenced by a restricted stock agreement, which shall set forth any additional conditions and features consistent with the 2009 Employee Incentive Plan.

VII.	WITHHOLDING TAXES

Notwithstanding any of the foregoing provisions hereof, an Employer shall withhold from any payment to be made hereunder such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities. If cash payments under this Plan are not available to meet the withholding requirement, the Participant shall make available sufficient funds to meet the requirements of such withholding, and the Employer shall be entitled and authorized to take such steps as it may deem advisable, including but not limited to, withholding out of any funds or property due or to become due to the Participant, in order to have such funds made available to the Employer.

VIII.	SPECIAL RULES FOR COVERED AWARDS

Notwithstanding any other provision of this Plan to the contrary, the following provisions shall control with respect to any Covered Award:
A.Preestablished Incentive Opportunity and Performance Objectives.  The Selected Performance Factors, Selected Performance Objectives and Incentive Opportunity upon which a Covered Award is based or subject shall be established by the Committee in writing not later than 90 days after the commencement of the Award Year (or period of service as the case may be), provided that the outcome is substantially uncertain at the time the Committee actually establishes such factors and the objectives upon which they are based (or at such earlier time as may be required or such later time as may be permissible under Section 162(m) of the Code). The Committee shall not make Covered Awards based on Selected Performance Objectives not specifically provided under this Plan if it determines that use of such Performance Objectives would cause a Covered Award to not be deductible under Code Section 162(m).

B.Certification of Performance Objectives.  Prior to the payment of a Covered Award, the Committee shall determine and certify in writing whether and to what extent the Selected Performance Objectives referred to in Paragraph A have been satisfied.

C.Discretionary Reduction of Covered Award.  Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce a Covered Award otherwise determined pursuant to the Plan.

D.Limited Adjustments of Selected Performance Objectives.  In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial performance appearing in the Company's annual report to stockholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Selected Performance Objective included in a Covered Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the board of directors of the surviving corporation consisting solely of two or more “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code) may, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Selected Performance Objectives based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Selected Performance Objectives) will be substantially the same (as determined by the Committee or such committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that any such change to any outstanding Covered Award pursuant to this Paragraph D must be made in such a manner that it is independently determinable by a hypothetical third party having knowledge of the relevant facts, and the Committee shall take no action pursuant to this Paragraph D that would constitute an impermissible exercise of discretion within the meaning of Section 162(m) of the Code, or would otherwise cause the Covered Award to not be deductible under Section 162(m) of the Code.

E.Changes Affecting Timing.  No change shall be made to accelerate the payment of a Covered Award unless the amount of the Covered Award is discounted to reasonably reflect the time value of money. Further, no change shall be made to defer the payment of a Covered Award unless an increase in the amount paid with respect to such award is based on a reasonable rate of interest or on the actual returns on one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein).

F.Maximum Amount.  The maximum amount of any Covered Award to any Covered Employee with respect to an Award Year, determined as of the time the Covered Award is paid, shall not exceed $2,000,000.